(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President, Chief Financial Officer & Treasurer
Telephone: 978.645.5576

MKS Instruments Reports Revised Guidance for First Quarter 2009,
Reductions in Workforce, Special Charges and
Announces First Quarter 2009 Earnings Conference Call

Andover, MA, April 3, 2009 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced that it expects that first quarter revenue and non-GAAP net loss to be near the low end of its guidance. The Company also expects its GAAP net loss will be below the low end of the guidance primarily as a result of charges associated with reductions in workforce and special charges incurred in the quarter.

The Company now expects that revenues will range from $74 million to $76 million, at the low end of its original guidance of $75 million, and expects a non-GAAP net loss of ($0.41) to ($0.38) per basic share, also at the low end of its original guidance of ($0.40) per basic share. The Company will take special charges during the quarter ranging from $6.0 million to $7.5 million, net of tax, or $0.12 to $0.15 per basic share as detailed below. As a result, MKS now expects the GAAP results to be a net loss of ($0.57) to ($0.54) per basic share, as compared to previously announced guidance of a GAAP net loss of ($0.46) to ($0.31) per basic share.

Included in the estimated GAAP net loss were special charges associated with reductions in workforce, resulting in a charge in the quarter of approximately $6.3 million to $7.0 million, and a charge for excess, obsolete and committed inventory purchases of approximately $11.6 million to $12.3 million caused by the reduced demand for the Company’s products. These charges were partially offset by a first quarter 2009 tax benefit of approximately $5.4 million as a result of a recently completed federal income tax audit.

Leo Berlinghieri, Chief Executive Officer and President, said, “As we previously announced, we implemented a reduction in work force early in the quarter. However, due to the uncertain effect of the global financial crisis and its impact on demand from our semiconductor equipment OEM customers and the other markets we serve, it was necessary to take further actions to reduce our costs and our headcount during the quarter. We implemented a restructuring and an additional reduction in workforce at the end of the quarter, resulting in a combined reduction during the quarter of approximately 600 people, representing approximately 23% of our worldwide headcount. These reductions were done with consideration to both our ability to grow in diverse markets and to respond to the demand and innovation requirements from the semiconductor equipment industry, when the economy begins to recover. As a result of these actions, we expect annual compensation-related savings of approximately $40 million.”

Management will discuss first quarter financial results and provide a second quarter outlook on a conference call scheduled for Wednesday, April 22, 2009 at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-240-6709 for domestic callers and 303-262-2140 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through April 29, 2009, dial 303-590-3000, pass code 11129318#.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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